UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549


                                 SCHEDULE 13D/A

                    UNDER THE SECURITIES EXCHANGE ACT OF 1934



                     National Atlantic Holdings Corporation
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                                (Name of Issuer)

                      Common Stock, no par value per share
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                         (Title of Class of Securities)

                                    63253Y107
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                                 (CUSIP Number)

                                December 31, 2007
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             (Date of Event Which Requires Filing of this Statement)

Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

[   ]   Rule 13d-1(b)

[   ]   Rule 13d-1(c)

[ X ]   Rule 13d-1(d)

*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

CUSIP No. ...63253Y107..................

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     1. Names of Reporting Persons.
             I.R.S. Identification Nos. of above persons (entities only).
             .....James V. Gorman...............................................

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     2. Check the Appropriate Box if a Member of a Group (See Instructions)

             (a)   .............................................................

             (b)   .............................................................

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     3.      SEC Use Only ......................................................

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     4.      Citizenship or Place of Organization
             ............U.S.A..................................................

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                 5. Sole Voting Power
                    ....1,572,340...............................................

                 ---------------------------------------------------------------
Number of
Shares           6. Shared Voting Power    0....................................
Beneficially
Owned by         ---------------------------------------------------------------
Each
Reporting        7. Sole Dispositive
Person With         Power.......1,572,340.......................................

                 ---------------------------------------------------------------

                 8. Shared Dispositive Power .....0.............................

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     9.      Aggregate Amount Beneficially Owned by Each Reporting
             Person........1,............................................

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     10.     Check if the Aggregate Amount in Row (9) Excludes Certain Shares
             (See Instructions).................................

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     11.     Percent of Class Represented by Amount in Row (9)
             .....14.13%........................................................

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     12. Type of Reporting Person (See Instructions) IN

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.................................................................................

.................................................................................

.................................................................................

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

ITEM 1.

         (a) Name of Issuer   National Atlantic Holdings Corporation
                              --------------------------------------

         (b) Address of Issuer's Principal Executive Offices
             4 Paragon Way, Freehold, NJ 07728
             ---------------------------------

ITEM 2.

         (a) Name of Person Filing James V. Gorman
                                   ---------------

         (b) Address of Principal Business Office or, if none, Residence 4 Paragon Way, Freehold, NJ 07728
             -------------------------------

         (c) Citizenship U.S.A.
                         ------

         (d) Title of Class of Securities Common Stock, no par value
                                          --------------------------

         (e) CUSIP Number 63253Y107
                          ---------

ITEM 3. IF THIS STATEMENT IS FILED PURSUANT TO SECTIONS 240.13D-1(b) OR 240.13D-2(b) OR (c), CHECK WHETHER THE PERSON FILING IS A:

Not applicable

ITEM 4.  OWNERSHIP.

Provide the following information regarding the aggregate number and percentage of the class of securities of the issuer identified in Item 1.

         (a) Amount beneficially owned: _______1,572,340________________.

         (b) Percent of class: ____14.13%________________________.

         (c) Number of shares as to which the person has:

             (i) Sole power to vote or to direct the vote ____1,572,340_____.

             (ii)   Shared power to vote or to direct the vote ___No shares____.

             (iii) Sole power to dispose or to direct the disposition of ________1,572,340_________.

             (iv) Shared power to dispose or to direct the disposition of _ No shares______________.

Instruction. For computations regarding securities which represent a right to acquire an underlying security see Section 240.13d3(d)(1).

ITEM 5.  OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS

If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following [ ].

Instruction: Dissolution of a group requires a response to this item.

ITEM 6.  OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER PERSON.

Not Applicable.

ITEM 7. IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING COMPANY OR CONTROL PERSON.

Not Applicable.

ITEM 8.  IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP

Not Applicable.

ITEM 9.  NOTICE OF DISSOLUTION OF GROUP

Not Applicable.

ITEM 10. CERTIFICATION

         (a) The following certification shall be included if the statement is filed pursuant to Section 240.13d-1(b):

             By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were acquired and are held in the ordinary course of business and were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.

         (b) The following certification shall be included if the statement is filed pursuant to Section 240.13d-1(c):

             By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.


                                    SIGNATURE

After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

                                                 2/11/2008
                                     ---------------------------------
                                                   Date

                                            /s/ James V. Gorman
                                     ---------------------------------
                                                 Signature

                                               Chairman and CEO
                                     ---------------------------------